Exhibit 99.1
News release via Canada NewsWire, Toronto 416-863-9350

     Attention Business Editors:
     Western Goldfields Announces First 2008 Gold Pour at Mesquite Mine

     All dollar amounts are in US millions (unaudited)

     <<
     -  First gold pour for 2008 production of 1,000 ounces
     -  January sales and production ahead of budget
     -  Exploration drilling expected to begin by end January
     >>

     TORONTO, Jan. 17 /CNW/ - Western Goldfields Inc. (TSX:WGI, AMEX:WGW)
today announced that it has completed the first gold pour of 1,000 ounces for
2008 production at its Mesquite Mine in California. Gold sales for the month of January are expected to be approximately 2,700 ounces, exceeding the
January budget by more than 30%.
     "Placement of ore on the leach pad is ahead of schedule and gold recovery is as predicted which will enable the Mesquite Mine to achieve the production targets announced in December 2007," reported Mr. Raymond Threlkeld, President and Chief Executive Officer. "As we add more ore to the leach pad, production levels will increase, and we expect to produce approximately 155,000-165,000 ounces of gold in 2008."
     "The announcement of the first gold pour at Mesquite is the final milestone in the transformation of Western Goldfields from a developer to a producer," said Mr. Randall Oliphant, Chairman. "Now that we have achieved production at Mesquite - three months ahead of the Feasibility Study schedule and on budget - we are now focused on growth strategies to enhance shareholder value."
     Capital spending through year-end 2007 on the expansion project was
$98.4 million, and the remainder of the $109.2 million development capital will be spent in the first quarter of 2008 when the remainder of the leach pad, processing facility and truck shop are completed. Western Goldfields had cash on hand of approximately $51 million, including $7.5 million in restricted cash, at the end of 2007. To date, the Company has drawn down $77 million of the $87 million credit facility available for the Mesquite expansion. "Western Goldfields has sufficient cash on hand and projected cash flow to meet all its requirements for 2008, along with cash to be utilized for strategic purposes," added Mr. Oliphant.
     Exploration drilling of the Brownie Hill deposit is scheduled to begin in the last week of January. During 2008, approximately $1.0 million will be spent on additional definition and exploratory drilling. The drilling will be focused on the follow up of mineralization found outside the current reserve area at Brownie Hill, where approximately 200,000 ounces of gold were added into reserves in 2007.
     The technical data contained in this news release has been prepared under the supervision of Wes Hanson, P. Geo., Vice-President of Mine Development,
Western Goldfields, and the Qualified Person under NI 43-101 for the project.

     Western Goldfields Inc.
     -----------------------
     Western Goldfields is a gold producer focused on completing the expansion of its Mesquite Mine, located in Imperial County, California, and returning the mine to full production. With a 2.8 million ounce gold reserve, the
Company is the only multi-million ounce US gold reserve not controlled by a major gold company. Mesquite is expected to produce approximately 15,000 ounces of gold in the first quarter. Second quarter production will increase to between 40,000-50,000 ounces of gold, and full year's production for 2008 is expected to be between 155,000-165,000 ounces of gold. The average cost of sales for the year is expected to be between $355-$365 per ounce of gold.
Western Goldfields common shares trade on the Toronto Stock Exchange under the symbol WGI, and on the American Stock Exchange under the symbol WGW. For further details, please visit www.westerngoldfields.com.

     Forward-Looking Information
     ---------------------------
     Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities
Litigation Reform Act of 1995 and similar Canadian legislation. Such forward-looking statements are identified by words such as "intends",
"anticipates", "believes", "expects", and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, timing and costs to recommence commercial production, potential increase in estimates of mineral resources or reserves, economic viability of the Mesquite
Mine, and capital and operating expenditures. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, the uncertainties involved in interpreting drilling results and those set forth in the Company's Annual
Report on Form 10-KSB for the year ended December 31, 2006 filed with the U.S.
Securities and Exchange Commission, under the caption, "Risk Factors". Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     %CIK: 0001394186

     /For further information: please visit www.westerngoldfields.com, or contact: Raymond Threlkeld, President and Chief Executive Officer, (416)
324-6005, rthrelkeld(at)westerngoldfields.com; Brian Penny, Chief Financial
Officer, (416) 324-6002, bpenny(at)westerngoldfields.com; Julie Taylor Pantziris,
Director, Investor Relations, (416) 324-6015, jtaylor(at)westerngoldfields.com/
     (WGI. WGW)

CO:  Western Goldfields Inc.

CNW 09:13e 17-JAN-08